Exhibit 99.1

CORPORATE PARTICIPANTS

Natalie Eldredge, Director of Investor Relations

Jacqueline Hinman, Chairman and Chief Executive Officer

Gary L. McArthur, Executive Vice President and Chief Financial Officer

PRESENTATION

Operator:

Good morning.  My name is Devin and I will be your conference Operator today.  At this time, I would like to welcome everyone to the CH2M Second Quarter 2017 Stockholder Conference Call.  All lines have been placed on mute to prevent any background noise.  If you should need assistance during the call, please press star, zero on your telephone keypad and an Operator will come back to assist you.  Thank you.

I would now like to turn the call over to Ms. Natalie Eldredge.  Ms. Eldredge, you may begin your conference.

Natalie Eldredge:

Thank you and hello to everyone joining our call today.  This is Natalie Eldredge, CH2M’s Director of Investor Relations, and welcome to our quarterly stockholder update call for the second quarter of 2017.

The presentation for today’s call, as well as a webcast link, are available to view and listen to on our Investor Relations website at ir.CH2M.com.  We are recording the call and it will be available on the website afterward.

Before reviewing our 2017 second quarter results, I encourage everyone to review the SEC filings associated with the information herein, noted on Slide 2 as Additional Information and Where to Find It.  Please reference the statement on forward-looking expectations discussed in today’s presentation and, in particular, the risk factors that inform our plans and expectations.  Also note the information regarding participants in the solicitation and the fact that today’s presentation is informational and does not in itself constitute an offer or a solicitation.

I would like to note that on the call and in our slides we refer to certain non-GAAP measures.  Please refer to our second quarter earnings release filed on Form 8-K on August 8 for further information on these measures and a reconciliation to the nearest GAAP measures.  Also note that financial results discussed today are reported in U.S. currency.

Joining us today are Chairman and CEO, Jackie Hinman, and CFO Gary McArthur.  Jackie will begin with opening remarks which will be followed by a review of operating results, a discussion of recent wins, and then Jackie will close with final remarks.  In light of our recent Special Stockholder Call held last week, and the communications we’ve made available since then, we will not have a Q&A session during today’s call.

Now, I’ll turn the call over to Jackie.

Jacqueline Hinman:

Thank you, Natalie.  It’s my pleasure to welcome our Stockholders and all others listening into today’s call.  Let me begin on Slide 3 of the presentation.  Our performance this quarter not only reflects improvement over last year, it punctuates the meaningful progress we’ve made since we started our transformation in 2014.  This slide highlights the progress that we have made in those past 3-1/2 years.

First, we reshaped our portfolio to exit unprofitable business, including high-risk construction projects in the Engineer Procure Construct, or EPC, Power business.  Now, those last two high-risk, fixed price contracts in our portfolio weighed heavily on our performance at a time when we were up against the capital ceiling of our employee ownership structure, and as we’ve mentioned several times before, we’re putting those projects behind us now that the Power EPC contract was terminated by the consortium in which we are a member, and we’re getting close to completion for the Texas Tollway project while still aggressively pursuing recovery of costs due for claims and change orders .

Now, let me talk for a moment about the effect that the portfolio reshaping had on our revenues earned this time, and that’s referenced in Bullet 3.  Exiting unprofitable business and giving up the associated revenues, which we did on top of the revenue dampening effects of the energy slump.  Of course, we didn’t have capital to make acquisitions for growth, which could have increased revenues.  So, while revenue is held relatively flat during this time, we delivered on our strategy to strengthen the balance sheet and position the Firm for growth.

As indicated in Bullet 4, we did several things.  First, we improved selling, general, and administrative, also known as SG&A, costs, not only in absolute dollars, but considerably as a percentage of revenue.  In fact, at the end of 2014, our SG&A as a percentage of revenue was 20.2%.  To date, for the first half of 2017, it’s 15.6%; that’s more than 4% or 455 basis points better.  Second, we improved operating income and margins, pivoting from operating losses to a new high achieved this quarter, and we did all of this while filling our pipeline with more profitable opportunities, as also is evident in this quarter’s results.

Let’s turn to Slide 4 and talk about the second quarter results.  On flat revenue of $1.28 billion, we improved SG&A by $30 million and realized $73 million in operating income in the quarter, which, on a margin basis, as a percentage of revenue, reflects a 5.7% return.  We earned $47 million in net income from continuing operations and $1.24 per share attributable to CH2M for the quarter, and generated $47 million in cash from operating activities from continuing operations in the first half of the year.

We also doubled contracted revenue from new wins during the quarter, and increased contracted gross margin from new wins by 43% from a year ago.  We have built strong gross revenue backlog at $8.84 billion as of quarter-end, and our gross margin backlog is up 5% from a year ago.  We did this while continuing to attract the best talent in the industry, where our LinkedIn reports reflect best-in-class interest and engagement rates.

Now, in summary, our previous quarter and first half results stand out as high points over the past three years, since in previous quarters we had to absorb significant charges on those same two risk-prone projects, and we had not transformed our business from a strategic and operating perspective.  Importantly, these results reflect the fact that we’re winning higher-margin choice contracts that fuel profitable growth because we refocused our portfolio on higher-quality, lower-risk contracts and fewer key clients, those with whom we have loyal, longstanding relationships and mutual value creation.  Clearly, as a Company, we are in a much better place.

Let’s turn to Slide 5.  As we announced on August 2, we entered into a definitive agreement with Jacobs Engineering to propose to you, our Stockholders, that Jacobs acquire all of our CH2M outstanding shares in a cash and stock transaction of $88.08 per share, and that is versus our most recent stock price, for reference, of $50.69 per share.  That equates to an enterprise value of approximately $3.27 billion, including approximately $416 million of CH2M net debt, and you can refer to more information on the agreement in our Form 8-K filing for that day, and that’s available, again, on our Investor site at ir.CH2M.com.

Now, also, as we explained in our Special Stockholder Call last week, in light of the proposed transaction with Jacobs, no further internal market or quarterly trades of CH2M stock will take place.

Also, as we did on our Stockholder Call last week, I wanted to again show you the high-level timeline anticipated for this process, and that’s on Slide 6.  Both companies have reported respective quarterly results this week, and the proposed combination is subject to customary regulatory antitrust reviews.  During this time, we’ll submit required filings to antitrust agencies around the world, and we expect to receive those approvals in due course to permit closing before the end of the 2017 calendar year.  Assuming no significant regulatory issues and that we clear antitrust reviews, we anticipate that we would mail a Special Proxy to CH2M Stockholders in October, at which point we’ll make appropriate filings and pertinent information publicly available on our Investor Relations site, again, at ir.CH2M.com.  Now, we’ll remind you to thoroughly review those materials and keep them handy for reference.

Assuming the CH2M Stockholders approve the proposal, we anticipate completing the entire transaction before the end of this calendar year.  Now, that will be broadly communicated publicly, at which point CH2M would officially become part of Jacobs.

Now, for illustration processes on the timeline shown on the slide, we slotted November for the Special Stockholders Meeting.  The actual timing may be sooner or later, but once the voting date for the Special Proxy is set, assuming Stockholders approve the proposal, our agreement provides for closing to occur roughly 48 hours thereafter.  Upon closing of the transaction, CH2M Stockholders who wish to fully liquidate shares for cash may immediately do so at that time.

Let’s turn to Slide 7.  You’ll see a photo of CH2M employees at our headquarters in Denver on day one of the announcement.  That day, our headquarter employees heard from me and Steve Demetriou, my counterpart at Jacobs, about why we see it as a highly complementary, winning combination.  We will continue to emphasize our joint commitment to attract, develop, and retain the great talent at both firms as we grow together.

Now, look, later in the call, I’m going to pick up on the topic of growth with an update on wins we achieved in key markets this quarter, but first I’ll turn it over to Gary to provide a more detailed review of the quarter and our first half performance to date.  Gary?

Gary L. McArthur:

Thank you, Jackie.  On Slide 8, I’ll start by reviewing the results of operations for the quarter.  As Jackie noted, new revenue awards doubled and New Gross Margin Awards, or NGMA, increased 43% in Q2 2017 as compared with Q2 2016.  Key wins contributed to strong revenue backlog at $8.84 billion at the end of the second quarter of 2017, which is down 5% versus a year ago, but up 6% compared with the end of 2016.  Subsequent to the end of the quarter, we expect to deconsolidate our Canadian nuclear joint venture because we determined we are no longer the primary beneficiary as a result of the SNC-Lavalin and Atkins combination, both of which were parties in the joint venture.  Excluding this joint venture, revenue backlog would have been $6.64 billion at the end of the second quarter of 2017 and $6.45 billion at the end of the second quarter of 2016, or an increase of 3%.

Gross margin backlog at the end of Q2 2017 increased 5% from Q2 2016 and 9% from the end of the year 2016, reflecting our significant increase in wins and our key client focus.

Second quarter 2017 revenue was $1.28 billion, essentially flat compared with last year’s second quarter revenue of $1.29 billion.  Current quarter revenue reflects increased consulting revenue offset primarily by the slow recovery of oil and gas industry spending.

Turning to SG&A, we continue to see the benefits from our operating model changes in our SG&A costs, with year-over-year improvement of $30 million or 13% in the current quarter.  As a result, SG&A as a percent of revenue was 16% in Q2 2017 versus 18.2% for the second quarter of last year.

Operating income was $73 million in the current quarter versus an operating loss of $14 million in the second quarter of 2016, which included a $60 million charge for the fixed-price, design-build Tollway project in Texas.  On a non-GAAP basis, excluding the $60 million charge last year, operating income would have been $46 million in Q2 2016, reflecting year-over-year improvement in the core business of $27 million, or 59%.

Net income from continuing operations in the second quarter improved to $47 million versus the net loss from continuing operations of $6 million a year ago, which included a charge on the fixed-price Tollway project of $37 million after tax.

Turning to Slide 9 and our operating segments, revenue was essentially flat in the National Governments sector, as growth from domestic federal consulting contracts was offset by lower volumes at our Canadian nuclear joint venture project, and the winding down of a large consulting contract in the United Kingdom.  The National Governments sector increased operating income to $15 million in the quarter, mainly driven by lower SG&A costs from the Firm’s operating model realignment.  However, given effect to the impacts of the deconsolidation of the Canadian nuclear joint venture project that we expect to occur subsequent to quarter-end, on a non-GAAP basis, current quarter revenue in the National Governments would have been up 5% and operating income would have increased $11 million.

Private sector revenue declined 8%, reflecting the winding down of a large oil and gas project in Alaska, and reduced volume in its oil, gas, and chemicals business in the Middle East and United States, as several projects completed or slowed down.  The slow recovery of spending in the oil and gas industry was partially offset by higher volume in the industrial and advanced technology industry, including work in the electronics industry.  Reflecting the lower spending in the oil and gas industry, Private sector operating income declined to $10 million in the second quarter of 2017.

The State and Local Governments sector’s second quarter 2017 revenue grew 5% from last year, reflecting growth from consulting contracts in the United States and Canada, partially offset by the effects of a weaker British pound on transportation consulting revenue in the U.K.  The sector’s operating income improved to $48 million as a result of the higher revenue, lower SG&A costs, and the absence of charges for the Texas tollway project in the second quarter.

In summary, we had a very solid quarter.  Operating income was up in both National Governments and State and Local Governments, and the Private segment’s operating income was down primarily due to continued slow recovery of oil and gas spending.  We had no further charges on the Texas tollway project, and we are winning new work at an increased pace.

Moving to Slide 10 and cash and liquidity, as of June 30, 2017, cash and cash equivalents totaled $112 million versus $121 million at the end of 2016.  Total debt outstanding was $522 million compared with $498 million at the end of 2016, an increase of $24 million.  Available capacity under our revolving credit facility was over $400 million.  For the six months ended June 30, 2017, cash provided by operating activities from continuing operations was $47 million compared with $1 million in 2016.

With that, let me turn it back to Jackie.

Jacqueline Hinman:

Thank you, Gary.  I’m now turning to Slide 11, coming back to that subject of organic profitable growth.  Let me highlight a number of attractive new wins contracted this quarter, which reflects CH2M’s differentiated full-service offering of end-to-end sustainable solutions.  We’re proud that we take a unique approach to deliver superior, triple bottom line results to our clients, which is about advancing social, environmental, and economic outcomes.

Now, on Slide 12, we won a 15-year water utility contract serving the City of North Miami Beach in the state of Florida.  CH2M and the city developed a unique partnership that includes capital program management, engineering planning and design, operations and maintenance of the utility, and progressive design-build improvements.

On Slide 13, the CH2M-led Four Rivers Nuclear Partnership was selected to deliver the Paducah Deactivation and Remediation Project, a 10-year performance-based contract encompassing more than 650 structures and parcels associated with the Paducah Gaseous Diffusion Plant in Western Kentucky.

On Slide 14, CH2M also won a new contract to assist the U.S. Naval Facilities Engineering Command recovery from the tornado that damaged the Marine Corps logistics base in Albany, Georgia last January.  We also won follow-on work with Lockheed Martin to deliver a number of final assembly stations on the production line for the F-35 Joint strike Fighter aircraft.

On Slide 15, I’m pleased to note that adding to our repertoire of some of the world’s most iconic projects, CH2M was awarded the program management contract to lead the historic renovation and renewal of the Palace of Westminster, including the House of Commons and the House of Lords, in London, England.

Among several attractive wins listed on Slide 16, we won a new contract to engineer and design advanced facilities for a confidential client that’s a global leader in the semiconductor industry.  We also won a contract renewal providing civil works and general maintenance services for a major oil and gas company in the North Pacific Ocean, and we renewed an operations and maintenance contract with Honda’s American Motor Division for facilities in California and in Brazil.  Speaking of Brazil, we won follow-on work from the Renova Foundation to support the cleanup of a mining dam failure in the Brazilian state, Minas Gerais.

Let me conclude with Slide 17.  The trajectory of attractive wins and milestones delivered for clients reflects the strength at the core of this Company, exemplified by the passion, tenacity, and commitment of our people.  Today, we’re a Company largely transformed with an attractive portfolio and a winning strategy.  Our financial position is stronger and our performance is solid.  We are bringing thought leadership and best practice talent to serve a robust portfolio of both current projects and work that we’ve won that is mobilizing.  Because of the progress we have made, we were able to choose our destiny in transitioning from an employee ownership model we had outgrown to a sustainable structure for the future, one that promises to provide access to capital to grow and serve our clients, and one that presents greater opportunities for our employees and liquidity for our Stockholders.

Now, we chose to enter into an agreement with Jacobs with confidence in the prospects for the combined company to, one, grow profitably; two, compete successfully; and three, command and deliver premium value for our services in the marketplace.  It’s a winning combination for our clients and, as I see it, for the Shareholders of both companies.  The capabilities of CH2M and Jacobs are highly complementary, which creates a truly differentiated value proposition, offering better rewarding opportunities for both CH2M and Jacobs employees, end-to-end services for our clients, and value for our Stakeholders.

Now, as Natalie noted, we are not doing questions and answers today.  Most of the Stockholders’ questions received ahead of this call have to do with pending details and timing of the transaction with Jacobs, which we will address when we can.

But, I will address the question a number of you have asked since last week’s announcement since it’s one I can answer definitively for you now.  Let me just say that I do deeply appreciate the congratulatory notes and calls received by many of you, as well as your questions about what my role will be going forward.  First and foremost, I will continue to proudly serve as Chairman and CEO of CH2M between now and the point at which we and Jacobs become one company.

I, along with the Management Team and employees of CH2M, take pride in the fact that we accomplished all of the goals set forth when we started this transformation journey in 2014.  We improved our performance, strengthened our financial position, provided the certainty of liquidity to CH2M Shareholders, and paved the way for a very promising future as part of a winning business combination with Jacobs.

Now, while I have loved serving as CEO of this Company, upon completion of the transaction, there can be only one CEO.  At that point, the leadership of the combined firm will be in the very capable hands of Jacobs’ Chairman and CEO, Steve Demetriou.  After that, I’ll take my experiences and success in all that we have accomplished to my next Executive Leadership role beyond Jacobs.

In the meantime, at CH2M, we remain committed to serving our clients with the utmost distinction, and encouraging the people at the heart of our organization to stay safe and to stay the course for greater opportunity ahead, delivering the value that we believe that this combination holds for the future, laying the foundation for human progress through a more connected, sustainable world.

Finally, with special thanks to the Stockholders and amazing employees, both past and present, of CH2M, thank you for listening in today.

Operator:

This concludes today’s conference call.  You may now disconnect.

Additional Information and Where to Find It

In connection with the proposed acquisition of CH2M by Jacobs pursuant to the terms of an Agreement and Plan of Merger by and among CH2M, Jacobs and Merger Sub, Jacobs intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Form S-4”) that will contain a proxy statement of CH2M and a prospectus of Jacobs, which proxy statement/prospectus will be mailed or otherwise disseminated to CH2M’s stockholders when it becomes available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT JACOBS, CH2M AND THE MERGER. Investors may obtain free copies of the proxy statement/prospectus when it becomes available, as well as other filings containing information about Jacobs and CH2M, without charge, at the SEC’s Internet website (http://www.sec.gov).  Copies of these documents may also be obtained for free from the companies’ websites at www.jacobs.com or www.ch2m.com.

Participants in Solicitation

Jacobs, CH2M and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of CH2M in connection with the proposed transaction. Information about Jacobs’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on November 22, 2016 and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on December 9, 2016. Information about CH2M’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the

SEC on March 7, 2017, and the proxy statements for its 2017 annual meeting of stockholders, which was filed with the SEC on April 24, 2017. Investors may obtain more detailed information regarding the direct and indirect interests of Jacobs, CH2M and their respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statement/prospectus regarding the proposed transaction when it is filed with the SEC.  When available, you may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This document relates to a proposed business combination between Jacobs and CH2M. This document is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This document is not a substitute for the prospectus or any other document that Jacobs may file with the SEC in connection with the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements contained in this document constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same.  Statements made in this document that are not based on historical fact are forward-looking statements, including statements regarding whether and when the proposed transaction between Jacobs and CH2M will be consummated and the anticipated benefits thereof. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. The potential risks and uncertainties include, among others, the possibility that CH2M may be unable to obtain required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; general economic conditions; the possibility of unexpected costs, liabilities or delays in connection with the transaction; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. For a description of some additional factors that may occur that could cause actual results to differ from forward-looking statements see Jacobs’s Annual Report on Form 10-K for the period ended September 30, 2016 and CH2M’s Annual Report on Form 10-K for the period ended December 30, 2016, and in particular the “Risk Factors” discussion thereunder as well as Jacobs’s and CH2M’s other filings with the Securities and Exchange Commission.  Neither Jacobs nor CH2M is under any duty to update any of the forward-looking statements after the date of this document to conform to actual results, except as required by applicable law.